For Immediate Release
---------------------


                        COLONIAL COMMERCIAL CORP. REPORTS
                   SECOND QUARTER AND FIRST HALF 2005 RESULTS


     HAWTHORNE, New Jersey (August 15, 2005) - Colonial Commercial Corp. ("Colonial") (OTC Bulletin Board: "CCOM," "CCOMP"), today announced its financial results for the second quarter and first half of the year 2005.

     For the quarter ended June 30, 2005, revenues increased 8.4% to $17,501,842, compared with revenues of $16,148,926 in the 2004 quarter. The increase in sales is primarily a result of increased market penetration, an increase in general industry pricing and growing market activity. Gross profit dollars increased to $5,132,119, an increase of $334,257 over the 2004 period. Gross profit expressed as a percentage of sales were 29.3% in 2005 compared to 29.7% in 2004.

     The Company reported net income of $520,182, compared to net income of $663,505 in the 2004 quarter.

     For the six months ended June 30, 2005, revenues increased 7.6% to $30,849,161, compared with revenues of $28,674,285 in the 2004 period. The increase in sales is primarily a result of increased market penetration, an increase in general industry pricing and growing market activity. Simultaneously, gross profit dollars increased by $777,349 substantially and directly related to the sales increases. Gross profit expressed as a percentage of sales increased from 30.0% in 2004 to 30.4% in 2005, primarily due to increases in sales of deluxe higher margin products.

     The Company reported net income of $321,249, compared to net income of $364,255, which included a net income tax benefit of $78,427 in the 2004 period. The 2004 period included a non-cash charge of $50,940 for stock based compensation, compared to a non-cash credit of $25,740 for stock based compensation in the 2005 period. Because of seasonal demand, results of first half operations are not indicative of the entire year. The Company expects that it will be profitable for the year 2005 and that profits may exceed 2004 profits.

     Bernard Korn, CEO and Chairman of the Company, said "While we are pleased with our current growth, we continue with our plans to expand current locations, open new locations within, or adjacent to, our existing trading area, and to look for acquisition opportunities within our business sector. Our vision is to be a leading provider of quality residential and commercial heating and air conditioning products and accessories, including customized building control systems, in the Northeast. We have taken significant strides toward achieving these goals and we intend to continue to do so. Our management is experienced and has the leadership qualities and focus to continue to grow and succeed."

     Colonial distributes heating, ventilating and air conditioning equipment ("HVAC"), parts and accessories, climate control systems, and plumbing supplies, primarily, in the New York metropolitan area through its Universal Supply Group, Inc. ("Universal"), American/Universal Supply Inc. ("American") and The RAL Supply Group, Inc. ("RAL") subsidiaries to HVAC contractors. These contractors purchase and install equipment and systems for residential, commercial and industrial users. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of seven locations in New Jersey; nine in New York and one in Pennsylvania.

     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                    FOR FURTHER INFORMATION, PLEASE CONTACT:
                    BERNARD KORN, CHIEF EXECUTIVE OFFICER, OR
            WILLIAM SALEK, CHIEF FINANCIAL OFFICER, AT (973) 427-8224

                          (Financial Highlights Follow)

                         COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
                                SELECTED FINANCIAL HIGHLIGHTS
                                -----------------------------
                                         (Unaudited)

                                                                For The Six Months Ended
                                                                       June 30,
                                                            --------------------------------
                                                                 2005             2004
                                                            ---------------  ---------------
Sales                                                       $   30,849,161   $   28,674,285
Cost of sales                                                   21,463,971       20,066,444
                                                            ---------------  ---------------
      Gross profit                                               9,385,190        8,607,841

Selling, general and administrative expenses, net                8,619,062        8,131,238
                                                            ---------------  ---------------
      Operating income                                             766,128          476,603

Other income                                                       149,435          182,277
Interest expense, net; includes related party interest of
    $36,391 in 2005 and $0 in 2004.                               (493,590)        (373,052)
                                                            ---------------  ---------------
      Income from operations before
        income tax expense (benefit)                               421,973          285,828

Income tax expense (benefit)                                       100,724          (78,427)
                                                            ---------------  ---------------
    Net income                                              $      321,249   $      364,255
                                                            ===============  ===============

Income per common share:
  Basic                                                     $         0.08   $         0.13
  Diluted                                                   $         0.06   $         0.09

Weighted average shares outstanding:
  Basic                                                          4,175,422        2,869,123
  Diluted                                                        5,287,377        4,078,661

                         COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES
                               SELECTED FINANCIAL HIGHLIGHTS
                               -----------------------------
                                        (Unaudited)

                                                               For The Three Months Ended
                                                                       June 30,
                                                           --------------------------------
                                                                2005             2004
                                                           ---------------  ---------------
Sales                                                      $   17,501,842   $   16,148,926
Cost of sales                                                  12,369,723       11,351,064
                                                           ---------------  ---------------
      Gross profit                                              5,132,119        4,797,862

Selling, general and administrative expenses, net               4,368,437        4,032,186
                                                           ---------------  ---------------
      Operating income                                            763,682          765,676

Other income                                                       87,557          125,560
Interest expense, net; includes related party interest of
    $18,646 in 2005 and $0 in 2004.                              (250,029)        (193,137)
                                                           ---------------  ---------------
      Income from operations before
        income tax expense                                        601,210          698,099

Income tax expense                                                 81,028           34,594
                                                           ---------------  ---------------
    Net income                                             $      520,182   $      663,505
                                                           ===============  ===============

Income per common share:
  Basic                                                    $         0.12   $         0.22
  Diluted                                                  $         0.10   $         0.16

Weighted average shares outstanding:
  Basic                                                         4,185,505        3,011,554
  Diluted                                                       5,287,577        4,081,840